Exhibit 99.1

Contact:

Tripp Sullivan

SCR Partners

(615) 942-7077

IR@plymouthreit.com

PLYMOUTH INDUSTRIAL REIT REPORTS FIRST QUARTER RESULTS

BOSTON, May 4, 2023 – Plymouth Industrial REIT, Inc. (NYSE: PLYM) (the “Company”) today announced its financial results for the first quarter ended March 31, 2023 and other recent developments.

First Quarter and Subsequent Highlights

•	Reported results for the first quarter of 2023 reflect a net loss attributable to common stockholders of $(0.10) per weighted average common share; Core Funds from Operations attributable to common stockholders and unit holders (“Core FFO”) of $0.45 per weighted average common share and units; and Adjusted FFO (“AFFO”) of $0.40 per weighted average common share and units.
•	Same store NOI (“SS NOI”) increased 3.6% on a GAAP basis excluding early termination income for the first quarter compared with the same period in 2022; increased 9.1% on a cash basis excluding early termination income.
•	Commenced leases during the first quarter experienced a 15.9% increase in rental rates on a cash basis from leases greater than six months with new leases experiencing a 37.9% increase on a cash basis and renewal leases experiencing an 11.7% increase on a cash basis. Through May 1, 2023, executed leases scheduled to commence during 2023, which includes the first quarter activity, total an aggregate of 4,058,660 square feet, all of which are associated with terms of at least six months. The Company will experience a 19.3% increase in rental rates on a cash basis from these leases.
•	Completed 385,010 square feet of development leasing through the first quarter, fully leasing two buildings totaling 304,688 square feet that delivered in the first quarter and fully leasing two buildings totaling 80,322 square feet that are expected to be completed in the third and fourth quarters of 2023.
•	Increased the regular quarterly cash dividend for the first quarter of 2023 by 2.3% to $0.225 per share for the common stock and paid a regularly quarter cash dividend of $0.46875 per share for the 7.50% Series A Cumulative Redeemable Preferred Stock (“the Preferred Stock”).
•	Affirmed the full year 2023 guidance ranges for net loss per weighted average common share and units, Core FFO per weighted average common share and units and accompanying guidance assumptions previously issued on February 23, 2023.

Jeff Witherell, Chairman and Chief Executive Officer of Plymouth Industrial REIT, noted, “During the first quarter, our teams continued to maintain a strong pace of leasing while capturing our embedded mark-to-market releasing spreads. Our top priorities for 2023 are to drive organic growth through same store NOI, de-lever and simplify the balance sheet and create value with our new developments. We are pleased with our progress to date, with a 9.1% increase in cash same store NOI, a fourth straight quarter of de-levering and the first phase of our development program nearing completion. We have already addressed two-thirds of our 2023 lease expirations and 1.3 million square feet of our 2024 lease expirations with high retention rates and rent increases consistent with our estimated mark-to-market of 18% to 20%.”

Financial Results for the First Quarter of 2023

Net loss attributable to common stockholders for the quarter ended March 31, 2023 was $4.3 million, or $(0.10) per weighted average common share outstanding, $7.7 million, or $(0.21) per weighted average common share outstanding, for the same period in 2022. The net loss decreased year-over-year primarily due to an increase in net operating income, partially offset by increased interest expense resulting from higher interest rates and acquisition activity coupled with increased depreciation and amortization expense associated with acquisition activity and new development properties placed into service. Weighted average common shares outstanding for the first quarters ended March 31, 2023 and 2022 were 42.6 million and 36.2 million, respectively.

Consolidated total revenues for the quarter ended March 31, 2023 were $49.4 million, compared with $42.8 million for the same period in 2022.

NOI for the quarter ended March 31, 2023 was $33.4 million compared with $28.6 million for the same period in 2022. Same store NOI (“SS NOI”) excluding early termination income – GAAP basis for the quarter ended March 31, 2023 was $30.2 million compared with $29.2 million for the same period in 2022, an increase of 3.6%. SS NOI excluding early termination income – Cash basis for the quarter ended March 31, 2023 was $29.3 million compared with $26.8 million for the same period in 2022, an increase of 9.1%. SS NOI for the first quarter was positively impacted by rent escalations, renewal and new leasing spreads, and increased operating expense recoveries. The same store portfolio is comprised of 183 buildings totaling 31.0 million square feet, or 90.5% of the Company’s total portfolio, and was 99.1% occupied as of March 31, 2023.

EBITDAre for the quarter ended March 31, 2023 was $30.0 million compared with $25.0 million for the same period in 2022.

Core FFO for the quarter ended March 31, 2023 was $19.6 million compared with $17.2 million for the same period in 2022, primarily as a result of the growth in same-store NOI, contribution from acquisitions and a decrease in preferred stock dividends resulting from the full conversion of the Series B Convertible Stock, partially offset by an increase in interest expense. The Company reported Core FFO for the quarter ended March 31, 2023 of $0.45 per weighted average common share and unit compared with $0.47 per weighted average common share and unit for the same period in 2022. Weighted average common shares and units outstanding for the first quarters ended March 31, 2023, and 2022 were 43.4 million and 37.0 million, respectively, due to the 22.3% increase in outstanding common shares primarily attributable to the Series B Convertible Stock conversions in the second and third quarters of 2022.

AFFO for the quarter ended March 31, 2023 was $17.3 million, or $0.40 per weighted average common share and unit, compared with $14.7 million, or $0.40 per weighted average common share and unit, for the same period in 2022. The results reflected the aforementioned changes in Core FFO and the 22.3% increase in outstanding common shares.

See “Non-GAAP Financial Measures” for complete definitions of NOI, EBITDAre, Core FFO and AFFO and the financial tables accompanying this press release for reconciliations of net income to NOI, EBITDAre, Core FFO and AFFO.

Liquidity

As of May 1, 2023, the Company’s current cash balance was approximately $10.2 million, excluding operating expense escrows of approximately $7.0 million, and it has approximately $262.5 million of capacity under the existing unsecured line of credit.

Investment Activity

As of March 31, 2023, the Company had real estate investments comprised of 210 industrial buildings totaling 34.2 million square feet.

Plymouth currently has six projects totaling 719,702 square feet in the first phase of its development program with approximately 88% of the expected $61 million in development costs funded as of March 31, 2023. Through the first quarter of 2023, Plymouth has leased 385,010 square feet of development space. This activity includes fully leasing its 236,600-square-foot phase one industrial building in the Atlanta market to a single tenant with rent having commenced in February 2023; fully leasing its 68,088-square-foot industrial building in Portland, Maine to two tenants with rent having commenced in December 2022 and April 2023; and fully leasing 80,322 square feet of future developments in Jacksonville, Florida that are expected to be completed in the third and fourth quarters of 2023. The Company’s 154,692-square-foot industrial building in Cincinnati, Ohio was completed during the first quarter and has a number of lease offers pending. The 180,000-square-foot phase two industrial building in Atlanta is estimated to be completed in the second quarter of 2023 with multiple leasing prospects being actively considered.

Leasing Activity

Leases commencing during the first quarter ended March 31, 2023 totaled an aggregate of 768,966 square feet, all of which are associated with terms of at least six months. The Company will experience a 15.9% increase in rental rates on a cash basis from these leases. These leases included 123,081 square feet of new leases with a 37.9% increase in rental rates on a cash basis and 645,885 square feet of renewal leases (21% of these leases were associated with contractual renewals) with an 11.7% increase in rental rates on a cash basis. Consistent with the Company’s full year 2023 forecast, occupancy was 98.1% and reflects budgeted roll-over that has been largely addressed as well as the inclusion of 154,692 square feet in new development space completed during the first quarter.

Through May 1, 2023, executed leases scheduled to commence after the first quarter total an aggregate of 3,285,719 square feet, all of which are associated with terms of at least six months. The Company will experience a 20.5% increase in rental rates on a cash basis from these leases. These leases included 867,396 square feet of new leases with a 31.2% increase in rental rates on a cash basis and 2,418,323 square feet of renewal leases (8% of these leases were associated with contractual renewals) with a 16.3% increase in rental rates on a cash basis.

The Company has already leased 1,333,408 square feet of space that will commence during 2024, all of which are associated with terms of at least six months. The Company will experience a 14.4% increase in rental rates on a cash basis from these leases. These leases included 276,154 square feet of new leases with a 61.9% increase in rental rates on a cash basis and 1,057,254 square feet of renewal leases (34% of these leases were associated with contractual renewals) with a 5.1% increase in rental rates on a cash basis for these leases.

Quarterly Distributions to Stockholders

On February 22, 2023, the Board of Directors declared a regular quarterly common stock dividend of $0.225 per share for the first quarter of 2023. The dividend, which represented an increase of 2.3%, was paid on April 28, 2023 to stockholders of record on March 31, 2023.

On March 1, 2023, the Company announced the Board of Directors declared a regular quarterly cash dividend of $0.46875 per share for the Preferred Stock for the first quarter of 2023. The dividend was paid on March 31, 2023 to stockholders of record on March 15, 2023.

Guidance for 2023

Plymouth affirmed its full year 2023 guidance ranges for net loss and Core FFO per weighted average common share and units and accompanying guidance assumptions previously issued on February 23, 2023.

Earnings Conference Call and Webcast

The Company will host a conference call and live audio webcast, both open for the general public to hear, later today at 9:00 a.m. Eastern Time. The number to call for this interactive teleconference is (844) 784-1727 (international callers: (412) 717-9587). A replay of the call will be available through May 11, 2023, by dialing (877) 344-7529 and entering the replay access code, 9555795.

The live audio webcast of the Company’s quarterly conference call will be available online in the Investor Relations section of the Company’s website at ir.plymouthreit.com. The online replay will be available approximately one hour after the end of the call and archived for approximately 90 days.

About Plymouth

Plymouth Industrial REIT, Inc. (NYSE: PLYM) is a full service, vertically integrated real estate investment company focused on the acquisition, ownership and management of single and multi-tenant industrial properties. Our mission is to provide tenants with cost effective space that is functional, flexible and safe.

Forward-Looking Statements

This press release includes “forward-looking statements” that are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release, which are not strictly historical statements, including, without limitation, statements regarding management's plans, objectives and strategies, constitute forward-looking statements. Such forward-looking statements are subject to a number of known and unknown risks and uncertainties that could cause actual results to differ materially from those anticipated by the forward-looking statement, many of which may be beyond our control, including, without limitation, those factors described under the captions “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “plan,” “seek,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. Any forward-looking information presented herein is made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

PLYMOUTH INDUSTRIAL REIT, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

UNAUDITED

(In thousands, except share and per share amounts)

	March 31,	December 31,
	2023	2022
Assets
Real estate properties	$1,563,493	$1,555,846
Less accumulated depreciation	(222,418)	(205,629)
Real estate properties, net	1,341,075	1,350,217

Cash	20,396	11,003
Cash held in escrow	11,189	13,376
Restricted cash	6,847	6,834
Deferred lease intangibles, net	66,109	70,718
Interest rate swaps	23,045	30,115
Other assets	37,798	39,055
Total assets	$1,506,459	$1,521,318

Liabilities, Preferred Stock and Equity
Liabilities:
Secured debt, net	$387,942	$389,531
Unsecured debt, net	447,494	447,345
Borrowings under line of credit	87,500	77,500
Accounts payable, accrued expenses and other liabilities	70,739	72,551
Deferred lease intangibles, net	8,014	8,918
Financing lease liability	2,254	2,248
Total liabilities	1,003,943	998,093

Preferred stock, par value $0.01 per share, 100,000,000 shares authorized,
Series A; 1,953,783 and 1,955,513 shares issued and outstanding at March 31, 2023 and December 31, 2022, respectively (aggregate liquidation preference of $48,845 and $48,888 at March 31, 2023 and December 31, 2022, respectively)	46,803	46,844

Equity:
Common stock, $0.01 par value: 900,000,000 shares authorized; 43,030,864 and 42,849,489 shares issued and outstanding at March 31, 2023 and December 31, 2022, respectively	403	428
Additional paid in capital	624,942	635,068
Accumulated deficit	(197,543)	(194,243)
Accumulated other comprehensive income	22,750	29,739
Total stockholders' equity	450,579	470,992
Non-controlling interest	5,134	5,389
Total equity	455,713	476,381
Total liabilities, preferred stock and equity	$1,506,459	$1,521,318

PLYMOUTH INDUSTRIAL REIT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

UNAUDITED

(In thousands, except share and per share amounts)

	For the Three Months
	Ended March 31,
	2023	2022

Rental revenue	$49,371	$42,720
Management fee revenue and other income	29	86
Total revenues	49,400	42,806

Operating expenses:
Property	15,954	14,075
Depreciation and amortization	23,800	22,691
General and administrative	3,447	3,552
Total operating expenses	43,201	40,318

Other income (expense):
Interest expense	(9,535)	(6,395)
Earnings (loss) in investment of unconsolidated joint venture	—	(147)
Loss on extinguishment of debt	—	(2,176)
(Appreciation) depreciation of warrants	—	1,760
Total other income (expense)	(9,535)	(6,958)

Net loss	(3,336)	(4,470)
Less: Net loss attributable to non-controlling interest	(38)	(60)
Net loss attributable to Plymouth Industrial REIT, Inc.	(3,298)	(4,410)
Less: Preferred Stock dividends	916	1,699
Less: Series B Preferred Stock accretion to redemption value	—	1,500
Less: Loss on extinguishment of Series A Preferred Stock	2	—
Less: Amount allocated to participating securities	88	67
Net loss attributable to common stockholders	$(4,304)	$(7,676)

Net loss basic and diluted per share attributable to common stockholders	$(0.10)	$(0.21)

Weighted-average common shares outstanding basic and diluted	42,604,770	36,227,582

Non-GAAP Financial Measures Definitions

Net Operating Income (NOI): We consider net operating income, or NOI, to be an appropriate supplemental measure to net income in that it helps both investors and management understand the core operations of our properties. We define NOI as total revenue (including rental revenue and tenant reimbursements) less property-level operating expenses. NOI excludes depreciation and amortization, general and administrative expenses, impairments, gain/loss on sale of real estate, interest expense, and other non-operating items.

EBITDAre: We define earnings before interest, taxes, depreciation and amortization for real estate in accordance with the standards established by the National Association of Real Estate Investment Trusts (“NAREIT”). EBITDAre represents net income (loss), computed in accordance with GAAP, before interest expense, tax, depreciation and amortization, gains or losses on the sale of rental property, appreciation (depreciation) of warrants, loss on impairments, and loss on extinguishment of debt. We believe that EBITDAre is helpful to investors as a supplemental measure of our operating performance as a real estate company as it is a direct measure of the actual operating results of our industrial properties.

Funds from Operations (“FFO”): Funds from operations, or FFO, is a non-GAAP financial measure that is widely recognized as a measure of REIT operating performance. We consider FFO to be an appropriate supplemental measure of our operating performance as it is based on a net income analysis of property portfolio performance that excludes non-cash items such as depreciation. The historical accounting convention used for real estate assets requires straight-line depreciation of buildings and improvements, which implies that the value of real estate assets diminishes predictably over time. Since real estate values rise and fall with market conditions, presentations of operating results for a REIT, using historical accounting for depreciation, could be less informative. In December 2018, NAREIT issued a white paper restating the definition of FFO. The purpose of the restatement was not to change the fundamental definition of FFO, but to clarify existing NAREIT guidance. The restated definition of FFO is as follows: Net Income (calculated in accordance with GAAP), excluding: (i) Depreciation and amortization related to real estate, (ii) Gains and losses from the sale of certain real estate assets, (iii) Gain and losses from change in control, and (iv) Impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity.

We define FFO consistent with the NAREIT definition. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect FFO on the same basis. Other equity REITs may not calculate FFO as we do, and, accordingly, our FFO may not be comparable to such other REITs’ FFO. FFO should not be used as a measure of our liquidity, and is not indicative of funds available for our cash needs, including our ability to pay dividends.

Core Funds from Operations (“Core FFO”): Core FFO represents FFO reduced by dividends paid (or declared) to holders of our preferred stock, acquisition and transaction related expenses for transactions not completed, and certain non-cash operating expenses such as impairment on real estate lease, appreciation (depreciation) of warrants and loss on extinguishment of debt. As with FFO, our reported Core FFO may not be comparable to other REITs’ Core FFO, should not be used as a measure of our liquidity, and is not indicative of our funds available for our cash needs, including our ability to pay dividends.

Adjusted Funds from Operations (“AFFO”): Adjusted funds from operations, or AFFO, is presented in addition to Core FFO. AFFO is defined as Core FFO, excluding certain non-cash operating revenues and expenses, capitalized interest and recurring capitalized expenditures. Recurring capitalized expenditures include expenditures required to maintain and re-tenant our properties, tenant improvements and leasing commissions. AFFO further adjusts Core FFO for certain other non-cash items, including the amortization or accretion of above or below market rents included in revenues, straight line rent adjustments, non-cash equity compensation and non-cash interest expense.

We believe AFFO provides a useful supplemental measure of our operating performance because it provides a consistent comparison of our operating performance across time periods that is comparable for each type of real estate investment and is consistent with management’s analysis of the operating performance of our properties. As a result, we believe that the use of AFFO, together with the required GAAP presentations, provide a more complete understanding of our operating performance. As with Core FFO, our reported AFFO may not be comparable to other REITs’ AFFO, should not be used as a measure of our liquidity, and is not indicative of our funds available for our cash needs, including our ability to pay dividends.

PLYMOUTH INDUSTRIAL REIT, INC.

SUPPLEMENTAL RECONCILIATION OF NON-GAAP DISCLOSURES

UNAUDITED

(In thousands, except per share amounts)

	For the Three Months
	Ended March 31,
NOI:	2023	2022
Net loss	$(3,336)	$(4,470)
General and administrative	3,447	3,552
Depreciation and amortization	23,800	22,691
Interest expense	9,535	6,395
(Earnings) loss in investment of unconsolidated joint venture	—	147
Loss on extinguishment of debt	—	2,176
Appreciation (depreciation) of warrants	—	(1,760)
Management fee revenue and other income	(29)	(86)
NOI	$33,417	$28,645

	For the Three Months
	Ended March 31,
EBITDAre:	2023	2022
Net loss	$(3,336)	$(4,470)
Depreciation and amortization	23,800	22,691
Interest expense	9,535	6,395
Loss on extinguishment of debt	—	2,176
Appreciation (depreciation) of warrants	—	(1,760)
EBITDAre	$29,999	$25,032

	For the Three Months
	Ended March 31,
FFO:	2023	2022
Net loss	$(3,336)	$(4,470)
Depreciation and amortization	23,800	22,691
Depreciation and amortization from unconsolidated joint venture	—	268
FFO	$20,464	$18,489
Preferred stock dividends	(916)	(1,699)
Acquisition expenses	81	—
Appreciation (depreciation) of warrants	—	(1,760)
Loss on extinguishment of debt	—	2,176
Core FFO	$19,629	$17,206

Weighted average common shares and units outstanding	43,432	36,985
Core FFO per share	$0.45	$0.47

	For the Three Months
	Ended March 31,
AFFO:	2023	2022
Core FFO	$19,629	$17,206
Amortization of debt related costs	568	505
Non-cash interest expense	294	644
Stock compensation	585	442
Capitalized interest	(335)	(64)
Straight line rent	(912)	(822)
Above/below market lease rents	(734)	(1,546)
Recurring capital expenditures (1)	(1,806)	(1,673)
AFFO	$17,289	$14,692

Weighted average common shares and units outstanding	43,432	36,985
AFFO per share	$0.40	$0.40

(1)	Excludes non-recurring capital expenditures of $8,413 and $8,289 for the three months ended March 31, 2023 and 2022, respectively.